EXHIBIT 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTERNATIONAL MEDICAL STAFFING, INC.

Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “Act”), the undersigned, being the President of International Medical Staffing, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.
The Corporation was originally incorporated under the name International Medical Staffing, Inc. and the date of filing of its original Certificate of Incorporation was March 21, 2007, which was amended and restated on July 9, 2009.

2.
This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Act by written consent of the holders of a majority of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the Act.

3.
The Certificate of Incorporation of the Corporation, as amended, is hereby amended, restated and superseded in its entirety by this Amended and Restated Certificate of Incorporation to read as follows:

ARTICLE I
Name

The name of the Corporation is PureSpectrum, Inc.

ARTICLE II
Registered Office and Agent

The address of the registered office of the Corporation in the State of Delaware is 1201 North market Street, 18th Floor, Wilmington, Delaware 19801, in the County of New Castle. The name of the registered agent at that address is Delaware Corporation Organizers, Inc.

ARTICLE III
Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Act.

ARTICLE IV
Capital Stock

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is nine hundred fifty million (950,000,000) shares, consisting of (a) nine hundred million (900,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) fifty million (50,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), which Preferred Stock shall be issuable in one or more series as hereinafter provided. A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to and the restrictions imposed upon the shares of each class are as follows:

A.           Common Stock. Each share of Common Stock shall have, for all purposes one (1) vote per share.

Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders’ meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.

B.           Preferred Stock. Shares of Preferred Stock may be issued in series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the voting powers, preferences, rights and qualifications, limitations or restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(i)           the serial designation of such series which shall distinguish it from the other series;

(ii)          the number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors in the resolution or resolutions providing for the issue of such series;

(iii)         the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(iv)         whether dividends on the shares of such series shall be cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(v)         the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(vi)         the price or prices at which, the period or periods within which, and the terms and conditions upon which the shares of such series may be redeemed in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening or a specified event or events;

(vii)        the right or obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a shrinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may or shall be redeemed or purchased, in whole or in part, pursuant to such right or obligation;

(viii)      whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

(ix)         the voting rights, if any, of the holders of the shares of such series;

(x)          the ranking of the shares of such series as compared with shares of other series of the capital stock of the Corporation in respect of the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution, or winding up of the Corporation; and

(xi)         any other relative rights and qualifications, preferences or limitation of the shares not inconsistent herewith or with applicable law.

ARTICLE V
No Preemptive Rights

Preemptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock of the Corporation.

ARTICLE VI
No Cumulative Voting

There shall be no cumulative voting of shares of stock of the Corporation.

ARTICLE VII
Board of Directors

The Board of Directors of the Corporation shall consist of such number of persons, not less than one and not to exceed fifteen, as shall be determined in accordance with the bylaws from time to time

ARTICLE VIII
Indemnification of Officers and Directors

8.1          The Corporation shall indemnify its directors and officers to the fullest extent permitted under the Act, as it exists on the date hereof or as it may hereafter be amended.  Without limiting the generality of the foregoing:

(a)          The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b)          The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)          To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section 8.1, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d)          Any indemnification under subsections (a) and (b) of this Section 8.1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section 8.1. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)          Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Section 8.1. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

(f)           The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section 8.1 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g)          The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Section 8.1.

(h)          For purposes of this Section 8.1, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 8.1 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(h)          For purposes of this Section 8.1, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Section 8.1.

(i)           The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 8.1 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.2          The right of indemnification under Section 8.1 shall not be exclusive of any other right which such directors or officers may have or hereafter acquire and, including without limitation any and all of the rights of indemnification under any bylaw, agreement, vote of stockholders or other provision of law.

8.3          No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages from any breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director: (a) for any breach of the director's duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Act; or (d) for any transaction from which the director derived an improper personal benefit.

ARTICLE IX
Bylaws

The power to adopt, amend and repeal the bylaws of the Corporation is hereby conferred upon the Board of Directors of the Corporation as provided in Section 109(a) of the Act.

ARTICLE X
Amendment

The Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation so long as such amendment or repeal is effected in the manner prescribed by the Act and all rights conferred upon the stockholders are granted subject to this reservation.

Executed this 9th day of October, 2009.

/S/ Lee L. Vanatta
By: Lee L. Vanatta
Its: President